UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 12, 2012

Ferro Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Ohio	1-584	34-0217820
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

6060 Parkland Boulevard, Mayfield Heights, Ohio		44124
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	216-875-5600

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 12, 2012, James F. Kirsch stepped down from his positions as the President and Chief Executive Officer of Ferro Corporation (the "Company"). On the same day, the Company’s Board of Directors (the "Board") accepted Mr. Kirsch’s resignation from the Board. The Company issued a press release on November 13, 2012 announcing Mr. Kirsch’s departure, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Peter T. Thomas, age 57, the Company’s Vice President, Polymer and Ceramic Engineered Materials since 2009 and Vice President, Organic Specialties, between 2006 and 2009, has been named Interim President and Chief Executive Officer, effective November 12, 2012. The Board has engaged a third-party search firm to assist in the search for a permanent successor to Mr. Kirsch and will consider both internal and external candidates. Until a permanent successor has been found, Mr. Thomas, as Interim President and Chief Executive Officer, and Jeffrey L. Rutherford, the Company’s Vice President and Chief Financial Officer, will have a substantial number of additional duties. In light of such additional duties, Mr. Thomas and Mr. Rutherford will be entitled to receive the following additional compensation:

• $400,000 (Mr. Thomas) and $300,000 (Mr. Rutherford) of phantom common stock units that generally vest after a two-year period and are settled solely in cash;
• an initial cash bonus of $200,000 (Mr. Thomas) and $150,000 (Mr. Rutherford);
• a monthly cash bonus of $33,000 (Mr. Thomas) and $25,000 (Mr. Rutherford), payable for six months; and
• solely at the discretion of the Compensation Committee of the Board based on its subjective assessment of each executive’s performance and service to the Company, a cash bonus of up to $200,000 (Mr. Thomas) and up to $150,000 (Mr. Rutherford), payable on the earlier of (i) November 12, 2013 and (ii) the six-month anniversary of the date on which the permanent successor to Mr. Kirsch (the "New CEO") commences service to the Company, provided that, in either case, the executive continues to be employed by the Company on such date.

In addition, pursuant to the Company’s Executive Separation Policy (the "Separation Policy"), Mr. Thomas will be entitled to receive severance pay and benefits at the same level as those to be received by the Company’s "Chief Executive Officer" under the Separation Policy (generally severance pay and benefits consisting of (i) 24 months of base salary, (ii) two times "target" annual incentive for the year of termination, (iii) a pro-rata actual annual incentive for the year of termination, (iv) up to 24 months of continued health coverage and (v) up to $25,000 in reasonable outplacement services for up to two years). Additionally, until the first anniversary of the date on which a New CEO commences service to the Company, with respect to Mr. Thomas, "Good Reason" as defined in the Separation Policy will also mean the occurrence of: (1) a reduction in his annual base salary rate or annual or long-term incentive compensation opportunities below his annual base salary rate or annual or long-term incentive compensation opportunities in effect immediately prior to his service as Interim President and Chief Executive Officer; (2) a change in his reporting duties, authorities or responsibilities such that he does not or no longer reports directly to the Company’s principal executive officer; or (3) any relocation of his principal place of employment with the Company. The Company will also amend the Change in Control Agreement, dated as of January 1, 2009 (the "Change in Control Agreement"), with Mr. Thomas so that, until the six-month anniversary of the date on which a New CEO commences service to the Company: an amount equal to 18 times (rather than 12 times) Mr. Thomas’ base salary would be deposited into a trust account after a "Potential Change in Control" (as defined in the Change in Control Agreement); Mr. Thomas would be entitled to a termination payment equal to three times (rather than two times) his annual base salary plus a target annual incentive; and Mr. Thomas would be entitled to three years (rather than two years) of continued welfare benefits.

In connection with his stepping down as President and Chief Executive Officer of the Company, Mr. Kirsch will be entitled to receive the severance pay and benefits under the Separation Policy as a termination without cause provided that Mr. Kirsch satisfies certain conditions, including releasing all claims against the Company and agreeing to certain restrictive covenants, such as with respect to confidentiality, non-competition, non-solicitation and non-disparagement.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

99.1 Press Release, dated November 13, 2012

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ferro Corporation

November 13, 2012	By:	Mark H. Duesenberg

Name: Mark H. Duesenberg
Title: Vice President, General Counsel and Secretary

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Exhibit Index

Exhibit No.	Description

99.1	Press Release